Exhibit 99.1

FOR IMMEDIATE RELEASE

NYRT Announces 33,100 Square Foot Lease at Worldwide Plaza

NEW YORK, June 18, 2015 – New York REIT, Inc. (NYSE: NYRT) (“NYRT” or the “Company”), a publicly traded real estate investment trust (“REIT”), today announced that it has completed a new 10-year lease with Prometheus Global Media, LLC totaling approximately 33,100 square feet at Worldwide Plaza, bringing the occupancy rate for office space at Worldwide Plaza to 100%.

"Over the past twelve months, we have seen tremendous demand from prospective tenants and are pleased to welcome Prometheus Global Media to an already outstanding roster of tenants at Worldwide Plaza,” said Michael Happel, Chief Executive Officer and President of NYRT. “The 10-year lease was executed for the entire 29th floor, the last vacant office floor available for lease.”

Worldwide Plaza was built in 1989 and is comprised of a 49-story, Class-A office building containing approximately 1.8 million square feet of office space, approximately 30,000 square feet of retail space, a five-stage off-Broadway theater, a fitness center and a parking garage providing 475 parking spaces.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE focused on acquiring income-producing commercial real estate, including office and retail properties, located in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on May 11, 2015. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Michael A. Happel	Andrew G. Backman	Anthony J. DeFazio
CEO and President	Managing Director	SVP of Public Relations
New York REIT, Inc.	Investor Relations/	DDCworks
mhappel@nyrt.com	Public Relations	tdefazio@ddcworks.com
(212) 415-6500	abackman@arlcap.com	(484) 342-3600
(212) 415-6500